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                                                                    EXHIBIT 10.9

                              THIRD AMENDMENT TO
                    TECHNOLOGY TRANSFER AND LICENSE AGREEMENT

     This Third Amendment to Technology Transfer and License Agreement (this "Amendment") is entered into as of March 10, 2000, by and between SonoSite, Inc. ("SonoSite" or "SONO") and ATL Ultrasound, Inc. ("ATL).

                                    RECITALS

     A. ATL and SonoSite are parties to that certain Technology Transfer and License Agreement, dated as of April 2, 1998, as previously amended (the "License Agreement"), which provides for the allocation of certain rights to technology as between ATL and SonoSite; and

     B. ATL and SonoSite desire to amend the License Agreement as set forth in this Amendment to provide for the respective rights of the parties to products and joint inventions in their respective markets.

                                    AGREEMENT

     In consideration of the terms and conditions provided below and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the License Agreement as follows:

Section 1.0  Definitions

     Paragraph (b) of Section 1.0 of the License Agreement is amended by adding a second paragraph as follows:

               Notwithstanding the generality of the foregoing, "ATL Technology" shall not include detailed specification documents, software or records that are used solely to reduce to practice, in current or future commercially-released ATL ultrasound products, the ATL Technology described in the preceding paragraph ("ATL Product-Specific Data"). ATL Product-Specific Data may include, without limitation, component part and assembly specification drawings or computer aided design data files, as well as manufacturing fabrication, assembly, and test procedures, to the extent any of the foregoing are associated with a specific current or future commercially-released ATL product or ATL product component. While excluded from the definition of ATL Technology, such ATL Product-Specific Data may be selected and made available to SonoSite at ATL's sole discretion to describe ATL Technology for the purposes of this Agreement.

     Paragraph (c) of Section 1.0 of the License Agreement is amended by adding a second paragraph as follows:

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               Notwithstanding the generality of the foregoing, "SONO
          Technology" shall not include detailed specification documents, software or records that are used solely to reduce to practice, in current or future commercially-released SonoSite ultrasound products, the SONO Technology described in the preceding paragraph ("SonoSite Product-Specific Data"). SonoSite Product-Specific Data may include, without limitation, component part and assembly specification drawings or computer aided design data files, as well as manufacturing fabrication, assembly, and test procedures, to the extent any of the foregoing are associated with a specific current or future commercially-released SonoSite product or SonoSite product component. While excluded from the definition of SONO Technology, such SonoSite Product-Specific Data may be selected and made available to ATL at SonoSite's sole discretion to describe SONO Technology for the purposes of this Agreement.

     Paragraph (d) of Section 1.0 of the License Agreement is deleted in its entirety and replaced with the following paragraph (d):

               (d) "Handheld Ultrasound Devices" shall mean an ultrasound system including a scanhead, a display device (or a data transmitter in lieu of a display device), and all intermediate components, together with all housings, controls, power sources, and output interfaces connected thereto, which do not weigh in the aggregate more than ten pounds. Handheld Ultrasound Devices shall include additional or substitute components intended for use with and attachment to such an ultrasound system which, together with such system, meet the aggregate ten pound limitation. The weights of any peripheral devices (specifically excluding the components referred to in the immediately preceding sentence) which may be connectable to such an ultrasound system, such as printers, VCRs, auxiliary monitors, battery chargers, and support structures such as brackets, and mobile or immobile stands (so long as the Handheld Ultrasound Device is not designed solely for use in conjunction with such support structures) shall not be included in such weight computation. Handheld Ultrasound Devices may be used with a cart that has no ultrasound signal path between the Handheld Ultrasound Device and the cart and its components except for a video output or summed digital signal output, and that may utilize a bidirectional communication protocol (for example, and without limitation, a video or summed digital signal) to exchange data or images with off-line review stations, archiving stations or non real-time image or data processing devices. This Section shall not prevent ATL from using wireless ultrasound probes with its over-fifteen-pound ultrasound systems.


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Section 2.5  Disclosure of Technology

     Section 2.5 of the License Agreement is deleted in its entirety and replaced with the following Section 2.5:

          2.5. Disclosure of Technology. At reasonable intervals during the three-year-period following the Effective Date, the parties shall meet to disclose technology developed by the parties that is included within the scope of the license each party granted to the other party under the terms of this Agreement. Any technology that is disclosed, including any material and information disclosed during the meetings, shall be subject to the provisions in this Agreement. If SonoSite requests additional engineering support from ATL regarding ATL Technology, beyond these periodic meetings, such support will be provided and charged separately as an engineering service pursuant to the rates and terms of the relevant service agreement between the parties. If ATL requests additional engineering support from SonoSite regarding SonoSite Technology, beyond these periodic meetings, such support will be provided and charged separately as an engineering service pursuant to SonoSite's then-current rates and terms for such services.

          In addition, not less often than once during each six month period during the three-year period following the Effective Date, ATL shall provide SonoSite a report concerning ATL Technology developed or discovered during the previous six-month period, and SonoSite shall provide ATL a report concerning SONO Technology developed or discovered during the previous six-month period. Such reports shall include, at a minimum, a list of all patents issued and all patent applications filed during the six-month period covered by the report.

          ATL shall disclose to SonoSite the detailed specifications of all SonoSite products developed by ATL for SonoSite, including all information needed to manufacture and test the products (to include manufacturing process and procedure documentation, test software and source code).

Section 3.0  Royalty Payments

     The phrase "SONO and its distributors, licensee, and agents" in the first paragraph of Section 3.0 is deleted and replaced with the word "SONO".

Section 3.1  Defined Terms

     The second and third paragraphs of Section 3.1 are deleted in their entirety and replaced with the following paragraph:


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          For the purposes of this Section the term "net revenues" shall mean the gross revenues from the sale, licensing, and/or billable parts and labor resulting from after-the-sale service of Embedded Ultrasound Devices, Handheld Ultrasound Devices or Highly Portable Ultrasound Devices actually received by SONO (including its subsidiary companies and any other entities at least 50% owned by SONO or controlled by
          SONO), less any taxes (except income taxes) on the Devices, credits for returned Devices, quantity discounts actually given by SONO or its licensees, freight allowances, cash discounts actually given by SONO, and any agent's commissions actually paid by SONO. No royalty shall be payable to ATL by SONO with respect to accessories to Embedded Ultrasound Devices, Handheld Ultrasound Devices or Highly Portable Ultrasound Devices that are manufactured to SONO's functional design specifications, but which are developed or manufactured by a third party using only such third party's technology.

Section 8.0  Joint Inventions

     The License Agreement is amended by adding a new Article VIII as follows:

                             VIII. JOINT INVENTIONS

          8.0 Any patent applications (including, without limitation, any provisional application) filed by either party after April 6, 1998, claiming inventions made jointly by employees of SonoSite and ATL after such date ("Joint Patents") shall give rise to the rights of SonoSite and ATL set forth in this Section 8.

          8.1 SonoSite shall have the exclusive right under all Joint Patents to import, make, sell and use Handheld Ultrasound Devices and Highly Portable Ultrasound Devices from the Effective Date until April 6, 2003 (the "Exclusivity Period"). Such right includes the exclusive right to sublicense others under all Joint Patents to import, make, sell and use Handheld Ultrasound Devices and Highly Portable Ultrasound Devices during the Exclusivity Period. During the Exclusivity Period, ATL shall not import, make, sell, or use, or license, sublicense, or otherwise grant or transfer to any third party the right to import, make, sell or use, any Handheld Ultrasound Device or Highly Portable Ultrasound Device under any Joint Patent.

          8.2 ATL shall have the exclusive right under all Joint Patents to import, make, sell and use ultrasound products that are not Handheld Ultrasound Devices or Highly Portable Ultrasound Devices during the Exclusivity Period. Such right includes the


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          exclusive right to sublicense others under all Joint Patents to import, make, sell and use ultrasound products which are not Handheld Ultrasound Devices or Highly Portable Ultrasound Devices during the Exclusivity Period. During the Exclusivity Period, SonoSite shall not import, make, sell or use, or license, sublicense or otherwise grant or transfer to any third party the right to import, make, sell or use any ultrasound product that is not a Handheld Ultrasound Device or Highly Portable Ultrasound Device under any Joint Patent.

          8.3 After April 6, 2003, SonoSite shall have the nonexclusive right under all Joint Patents to import, make, sell and use any and all ultrasound products, without the right to sublicense. SonoSite shall continue to have the exclusive right to sublicense others under all Joint Patents to import, make, sell, and use Handheld Ultrasound Devices and Highly Portable Ultrasound Devices, and ATL shall not sublicense or otherwise grant or transfer to any third party the right to import, make, sell, or use any Handheld Ultrasound Device or Highly Portable Ultrasound Device under any Joint Patent.

          8.4 After April 6, 2003, ATL shall have the nonexclusive right under all Joint Patents to import, make, sell and use any and all ultrasound products, without the right to sublicense. ATL shall continue to have the exclusive right to sublicense others under all Joint Patents to import, make, sell and use ultrasound products which are not Handheld Ultrasound Devices or Highly Portable Ultrasound Devices, and SonoSite shall not sublicense or otherwise grant or transfer to any third party the right to import, make, sell or use, any ultrasound product that is not a Handheld Ultrasound Device or Highly Portable Ultrasound Device under any Joint Patent.

          8.5 Attachment 8.5 lists all patents and applications identified as of the date of this Third Amendment for filing as Joint Patents. As other Joint Patents are identified they will be added to Attachment 8.5 by mutual agreement of the parties. Ownership of the presently identified registrations for Joint Patents will be assigned as indicated in Attachment 8.5. The assignment of ownership for future Joint Patents will be determined by the parties with consideration to relationships with previously filed applications and to assignment which will result in the best protection under the patent laws. If none of these considerations apply, ownership of each Joint Patent application will be to assigned to SonoSite.


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          8.6 The legal work on all Joint Patents, and all legal and filing fees associated therewith, will be the responsibility of the assignee company, unless the parties agree otherwise in a particular situation. Each of SonoSite and ATL release each other and the attorneys and agents of the other party from any and all claims which they may have concerning the performance of legal work on Joint Patents and the validity and scope of any Joint Patent.

     Except as amended by this Agreement, the License Agreement and the First and Second Amendments are unchanged and continue in full force and effect.

     The parties hereto have caused this Agreement to be executed by their authorized representatives as of the date first indicated above.

ATL:                                          SonoSite:

ATL Ultrasound, Inc.                          SonoSite, Inc.

By   /s/ Timothy C. Mickelson                 By   /s/ Kevin M. Goodwin
   ---------------------------------             -------------------------------
Its  President                               Its   President, CEO
    --------------------------------              ------------------------------


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                         Attachment 8.5 - Joint Patents

     1. "Cordless Scanheads," by JJ Hwang, Lauren Pflugrath, Leo Catallo and William Picatti, assigned to ATL and presently filed in the U.S. as application serial numbers 09/197,398, 09/197,196, 09/197,186 and 09/196,852.

     2.   Matrix Filters," by JJ Hwang and Roy Peterson, assigned to SonoSite.

     3. "High Frame Rate Pulse Inversion and RF Interpolation Imaging," by JJ Hwang and Brent Robinson, assigned to ATL and presently filed in the U.S. as application serial numbers 09/252,053 and 09/251,563.

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